SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549




                                 FORM 8-K

             Current Report Pursuant to Section 13 or 15(d) of
                    The Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported):  August 2, 1995



                        OUTLET COMMUNICATIONS, INC.

          (Exact name of registrant as specified in its charter)


         Delaware                05-15367             05-0425681
       (State or other          (Commission        (I.R.S. Employer
        jurisdiction            File Number)       Identification No.)
       of incorporation)


23 Kenney Drive, Cranston, Rhode Island            02920
(Address of principal executives offices)        (Zip Code)



                              (401) 455-9200
            (Registrant's telephone number, including area code)

OUTLET COMMUNICATIONS, INC.                   FORM 8-K
August 16, 1995



Item 1.  Changes in Control of Registrant
------------------------------------------

     (b) On August 2, 1995, Outlet Communications, Inc. ("Outlet") entered into a Merger Agreement (the "Agreement") with National Broadcasting Company, Inc. ("NBC") and CO Acquisition Corporation ("NBC Sub"), a wholly-owned subsidiary of NBC. The Agreement provides that, at the "Effective Time" (as defined in the Agreement), NBC Sub shall be merged with and into Outlet. NBC Sub will then cease to exist and Outlet will continue as the surviving corporation. By virtue of such merger, each share of Outlet Class A Common Stock ("Common Stock") outstanding immediately prior to the Effective Time shall be converted into the right to receive $47.25 in cash. NBC has agreed to provide funds for payment to holders of Outlet Common Stock an amount equal to the per share price multiplied by the number of shares of Common Stock outstanding.

     The Agreement also provides for cancellation of each outstanding Outlet stock option or restricted share award (both referred to herein as "Option" or "Options") as of the close of business on the day after the Effective Time, and the Option holders shall be entitled to receive from the surviving corporation, immediately after the Effective Time, an amount of $47.25 per outstanding Option, less the applicable per share exercise price. Based on the total number of shares of Common Stock and Options outstanding, aggregate funds required for payment to the respective holders will be approximately $322,000,000.

     This transaction was approved by a majority of holders of Outlet Common Stock on August 2, 1995. The transaction is subject to Federal Communications Commission approval and the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. It is anticipated that this merger will be consummated on or before December 31, 1995.


Item 7.  Exhibits
--------------------

     (2) Merger Agreement dated as of August 2, 1995, among National Broadcasting Company, Inc., CO Acquisition Corporation and Outlet Communications, Inc.

                                SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                OUTLET COMMUNICATIONS, INC.
                               -----------------------------
                                       (Registrant)

Date:   August 16, 1995         By: /s/ Felix W. Oziemblewski
      ---------------------         --------------------------
                                    Felix W. Oziemblewski
                                    Vice President-
                                    Chief Financial Officer